EXHIBIT 19.1

GRAN TIERRA ENERGY INC.

INSIDER TRADING POLICY

I. INTRODUCTION

Federal and state laws in Canada, the United States of America and United Kingdom laws and regulations, including the Disclosure and Transparency Rules and the UK Market Abuse Regulations (altogether referred to herein as the “Laws”), prohibit buying, selling or making other transfers of securities by persons who have material information that is not generally known or available to the public (“inside information”). These Laws also prohibit persons with such information from disclosing it to others who trade. During the course of your employment, directorship or consultancy with Gran Tierra Energy Inc. and its subsidiaries (collectively “Gran Tierra” or the “Company”), you may receive inside information about the Company or about other publicly-traded companies with which the Company has or may be considering business dealings.

Use of inside information to gain personal benefit, or pass on, or “tip,” the inside information to someone who uses it for personal benefit (a “tippee”) is illegal, regardless of the quantity of shares, and is therefore prohibited. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. Furthermore, it is important that the appearance of insider trading in securities be avoided.

In light of the foregoing, the Company has adopted the following policy (the “Policy”) regarding trading in securities by our employees, directors and consultants and the persons closely associated with them. We designed this Policy to promote compliance with the various Laws and to protect the Company and you from the serious liabilities and penalties that can result from violations of these Laws. You are, however, responsible for ensuring that you do not violate Laws or this Policy.

The policies and procedures included herein apply to all directors, officers, employees and consultants of the Company. These policies and procedures also apply to family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household (other than household employees), any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities, corporations or other business entities controlled or managed by you, and trusts for which you are the trustee or otherwise influence or control (collectively, “Covered Persons”). The Securities and Exchange Commission (“SEC”), the UK Financial Conduct Authority and federal prosecutors may presume that trading by Covered Persons is based on information you supplied and may treat any such transactions as if you had traded yourself.

There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure. You are responsible for ensuring that Covered Persons with whom you have a relationship comply with this Policy.

II. DEFINITIONS

A. Definition of Inside Information.

“Inside information” is information that is both (i) material and (ii) not generally known or available to the public.

1. Material Information.

As a practical matter, it is sometimes difficult to determine whether information is material. The key to determining whether information is “material” is whether dissemination of the information would likely affect the market price of the company’s stock or would likely be considered important by investors who are considering trading in that company’s stock.

Certainly, if the information makes you want to trade, it would probably have the same effect on others. Both positive and negative information can be material. If you possess material information about a company, you may not trade that company’s securities, advise anyone else to do so or communicate the information to anyone else until you know that the information has been disseminated to the public. Information that could be “material” about the Company includes information about:

(a) financial or operational results or forecasts;
(b) major new projects;
(c) acquisitions or dispositions of assets, divisions companies, etc.;
(d) pending public or private sales of debt or equity securities or declaration of a stock split, dividend or changes in dividend policy;
(e) major contract awards, farm-ins, farm-outs or cancellations of contracts;
(f) drilling or seismic results;
(g) major environmental incidents;
(h) top management or control changes;
(i) possible tender offers or proxy fights;
(j) significant writeoffs or impairments;
(k) significant litigation;
(l) material defaults under agreements or actions by creditors, customers or suppliers relating to a company’s credit rating;
(m) extraordinary borrowing or liquidity problems or impending bankruptcy;
(n) major data security breaches; and
    (o) gain or loss of a significant customer or supplier.

2. Nonpublic Information.

“Nonpublic” information is information that is not generally available to the investing public. You may not trade based on material nonpublic information until it has been disseminated to the public. For information to be considered publicly disseminated, it must be (i) widely disclosed through a press release or filing with the SEC, and (ii) a sufficient amount of time must have passed to allow the information to be fully absorbed and evaluated by the marketplace. Generally, we consider information to be nonpublic until one full trading day has elapsed following public disclosure. For example, if an announcement of inside information of which you were aware was made prior to the trading market open on Wednesday then you may execute a transaction in the Company’s securities on Thursday (assuming you are not aware of any other inside information at such time). If, however, announcement of such information was not made until during trading hours on Wednesday, then you could not execute a transaction in the Company’s securities until Friday.

B. Definition of Trading.
For purposes of this Policy, references to “trading”, “trade” and “transactions” include, among other things:

•purchases and sales of Company securities in public markets;
•discretionary exercise of employee stock options granted by the Company, including if no shares are to be sold or if there is a “net exercise”;
•broker-assisted cashless exercises, which involves the broker selling some or all of the shares underlying the option on the open market;
•sales of Company securities obtained through the exercise of employee stock options granted by the Company;
•gifts of Company securities (including charitable donations) if you have reason to believe that the recipient intends to sell the Company securities while you have inside information;
•short sales and transactions in put or call options;
•hedging transactions or other inherently speculative transactions with respect to the Company’s stock at any time;
•using Company securities to secure a loan;
•an election to take deferred stock units (DSUs) instead of cash.

Note that a “net exercise” is the use of the underlying shares to pay the exercise price and/or tax withholding obligations.

Conversely, references to “trading” and “transactions” do not include:
•the automatic vesting of restricted stock, restricted stock units, DSUs, performance stock units or stock options;
•an employee stock option becoming exercisable;
•the automatic exercise of employee stock options;
•the sale of shares under an automatic cashless exercise facility; or

•the automatic withholding of shares to satisfy a tax withholding obligation upon the vesting of restricted stock or restricted stock units.

III. INSIDER TRADING POLICY

A. General Policy.

1. Window Period.

You may buy, sell or trade securities of the Company only during a specified “Window Period”. The Window Period will open at the start of the trading day that is one full trading day after general public release of the Company’s annual or quarterly revenues. The Window Period will close on the earlier of (i) 30 calendar days before the release of the Company’s next set of annual or quarterly revenues and (ii) the last day of the quarter. The Window Period may be closed early or may not open at all if, in the judgment of the Company’s Chief Executive Officer and Chief Financial Officer, there exists undisclosed information that would make trades generally or by certain individuals inappropriate. In such events, the Company may notify generally or if relating to particular individuals, that they should not engage in any transactions involving the purchase or sale of Company securities, and should not disclose to others the fact that the Window Period as applicable to such person has been closed. Generally, all pending purchase and sale orders regarding Company securities that could be executed while the Window Period is open must be executed or cancelled before it closes.

Directors, officers and other designated persons are subject to the additional requirements specified in Section III.B.

2. No Trading While Aware of Inside Information.

Even if the Window Period is open, you may not trade in the stock or other securities of any company when you are aware of inside information about that company. This policy against “insider trading” applies to trading in Company securities, as well as to trading in the securities of other companies, such as the Company’s customers, suppliers or companies with which the Company may be negotiating a major transaction. As such, if you become aware of inside information about a business partner of the Company, you may not trade in that company’s securities until such information ceases to be material or becomes public.

3. No Tipping.

You may not convey (whether through traditional means, social media or otherwise) inside information about the Company or another company to others, or suggest that anyone purchase or sell any company’s securities while you are aware of inside information about that company. This practice, known as “tipping”, also violates the Laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from trades made by persons to whom you passed inside information. This policy against “tipping” applies to information about the Company and its securities, as well as to information about other companies. Persons with whom you have a history, pattern or practice of sharing confidences - such as family members, close friends and financial and personal counsellors - may be presumed to act on the basis of information known to you; therefore, special care should be taken so that inside information is not disclosed to such persons. This policy does not restrict legitimate business communications to Company personnel who require the information in order to perform their business duties. Inside information, however, should not be disclosed to persons outside the Company unless you are specifically authorized to disclose such information and the person receiving the information has agreed, in writing, if appropriate, to keep the information confidential.

4. Prohibited and Discouraged Transactions.

(a) Speculative Transactions.

You may not engage in speculative transactions in Company securities, including trading in puts or calls in Company securities, or selling Company securities short. A put is a right to sell at a specified price a specific number of shares by a certain date and is utilized in anticipation of a decline in the stock price. A call is a right to buy at a specified price a specified number of shares by a certain date and is utilized in anticipation of a rise in the stock price. Selling short is the practice of selling more shares than you own, which is a technique used to speculate on a decline in the stock price.

(b) Hedging Transactions.

Because certain forms of hedging transactions, such as zero cost collars and forward sale contracts, in certain instances involve the establishment of a short position (or an equivalent position) in Company securities and limit or eliminate the ability to profit from an increase in the value of Company securities, you may not engage in any hedging transactions involving Company securities (i.e., the purchase of any financial instrument that is designed to hedge or offset any decrease in the market value of equity securities of the Company, whether granted as compensation or held directly or indirectly. Financial instruments include, but are not limited to, prepaid variable forward contracts, equity swaps, collars and exchange funds).

(c) Pledging and Trading on Margin.

Because securities held on margin (or margined) or pledged as collateral may be sold without your consent if you fail to meet a margin call or if you default on a loan, a margin or foreclosure sale may result in unlawful insider trading. Because of this danger, you are prohibited from margining Company securities or pledging Company securities as collateral for a loan.

B. Additional Guidelines and Requirements for Officers, Directors and other Designated Persons.

1. Overview.

The Board of Directors of the Company believes that officers, directors, and employees of the Company should have a meaningful investment in the Company. However, hindsight can be remarkably acute, and an accusation can always be made that at any particular time a purchase or sale of securities by an insider was motivated by undisclosed favorable or unfavorable information. In such circumstances, the appearance of impropriety can be almost as problematic as an actual abuse, both to the Company and to the insider involved. Thus, there are additional guidelines and requirements which apply to directors, officers and other designated persons involved with the Company because they may become aware of information that could be material to a stockholder’s investment decision.

2. Definition of Director, Officer and Other Designated Persons.

Section III.B applies to officers, directors and other designated persons; however, even if you are not an officer, director or other designated person, following the procedures listed below may assist you in complying with this Policy. For purposes of this Policy, “directors” will mean any director of Gran Tierra; “officers” will mean any employee of Gran Tierra subject to the reporting requirements of Section 16 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) together with any other employees with the title of Vice President; and “other designated persons” will mean such other persons affiliated with the Company as the Chief Executive Officer or the Chief Financial Officer may designate from time to time because of their access to sensitive Company information. Such other persons will receive written notice of such designation. Directors, officers and other designated persons will be required to certify their understanding of and intent to comply with this Policy periodically. Generally, Covered Persons with whom you have a relationship should be considered to be subject to the same restrictions in this Section III.B to the extent applicable to you.

3. Pre-Clearance or Advance Notice of Transactions.

Directors, officers and other designated persons may not engage in any transaction in the Company’s securities without first obtaining pre-clearance of the transaction from the Company’s Chief Executive Officer or the Company’s Chief Financial Officer, or either of their designates (any, a “Clearing Officer”). A Clearing Officer will then determine whether the transaction may proceed and, if so, will direct the Company’s Corporate Secretary to assist in complying with any reporting requirements under Section 16(a) of the Exchange Act and Article 19 of the UK Market Abuse Regulation (or any other reporting requirements).

All requests must be submitted to the Clearing Officer at least two full business days in advance of the proposed transaction. The Clearing Officer will then determine whether the transaction may proceed. This preclearance policy applies even if you are initiating a transaction while a Window Period is open.

If a transaction is approved under the preclearance policy, the transaction may be executed as soon as such pre-clearance is obtained, and must be completed within five business days (or, such shorter period of time as specified by the Clearing Officer) of receiving approval to engage in the transaction, but regardless may not be executed if you acquire inside information concerning the Company during that time. If the transaction is not completed within such timeframe, you must re-seek pre-clearance under the provisions of this Section III.B.3. If a proposed transaction is not approved under the pre-clearance policy, you should refrain from initiating any transaction in Company securities, and you should not inform anyone within or outside of the Company of the restriction.

Pre-clearance may be given subject to conditions and where this is the case, these conditions must be observed when transacting. The Company will maintain a record of its response to any trade request and of any pre-clearance given and provide a copy to the person seeking the pre-clearance.

As soon as the transaction has completed and no later than three business days after the transaction, the Company’s Corporate Secretary must be advised by the director, officer or other applicable designated person of the details (date, share price and number of shares acquired/sold), including where an investment manager (whether discretionary or not) is used, such investment manager must notify the director, officer or other applicable designated person promptly of any transactions conducted on their behalf to allow notification to the Company within the above time frame.

To the extent possible, advance notice of gifts, an intent to exercise an outstanding stock option, or upcoming transactions effected pursuant to a Plan in Section III.B.4 will be given to a Clearing Officer. Upon the completion of any transaction, the officer, director or other designated person must immediately notify the appropriate persons as set forth in Section 2 of the Company’s Section 16 Compliance Program so that the Company may assist in the Section 16 reporting obligations

4. Rule 10b5-1 Automatic Trading Programs.

Purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan (a “Plan”) established by a director, officer or other designated person that meets the requirements of Rule 10b5-1 under the Exchange Act may be made provided that (i) the Plan was established in good faith, in compliance with the requirements of Rule 10b5-1, at the time when such individual was not in possession of inside information about the Company and such individual was permitted to trade under this Policy (i.e., it was during an open window period and the Company had not imposed any trading blackout period on such individual), and (ii) the Plan allows for the cancellation by the Company. Purchases or sales of the Company’s securities made pursuant to, and in compliance with, the Plan may not be made while a Window Period is closed. The Company must be notified of any amendments to the Plan or the termination of the Plan.

Under Rule 10b5-1(c), if you enter into a binding contract, an instruction or a written plan that specifies the amount, price and date on which securities are to be purchased or sold, and these arrangements are established at a time when you are not aware of inside information. A plan effected in accordance with the rule may specify amount, price and date through a formula or may specify trading parameters which another person has discretion to administer, but you must not exercise any subsequent discretion affecting the transactions, and if your broker or any other person exercises discretion in implementing the trades, you must not influence his or her actions and he or she must not be aware of any inside information at the time of the trades. Trading plans can be established for a single trade or a series of trades.

It is important that you properly document the details of a trading plan. Note that, in addition to the requirements described above, there are a number of additional procedural conditions to Rule 10b5-1(c) that must be satisfied before you can rely on a trading plan as an affirmative defense against an insider trading charge. These requirements include that you act in good faith, that you do not modify your trading instructions while you are aware of inside information and that you not enter into or alter a corresponding or hedging transaction or position. Because this rule is complex, the Company recommends that you work with a broker and be sure you fully understand the limitations and conditions of the rule before you establish a trading plan.

5. Short-Swing Trading/Section 16 Reports.

Directors, officers and greater than 10% beneficial owners of the Company’s common stock (each, a “Section 16 Insider”) will also be required to comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the 1934 Act. The practical effect of these provisions is that (a) Section 16 Insiders will be required to report transactions in Company securities (usually within two business days of the date of the transaction) and (b) Section 16 Insiders who both purchase and then sell Company securities within a six-month period will be required to disgorge all profits to the Company whether or not they had knowledge of any inside information.

If you are a director or officer, you may be deemed to be an “affiliate” of the Company. Consequently, shares of Company common stock held by you may be considered to be “restricted securities” or “control securities”, the sale of which are subject to compliance with Rule 144 under the Securities Act of 1933, as amended (or any other applicable exemption under the federal securities laws). If this is the case, note that Rule 144 places limits on the number of shares you may be able to sell and provides that certain procedures must be followed before you can sell shares of Company common stock.

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), all of which have been enumerated and described in a separate Section 16 Compliance Memorandum.

C. Unauthorized Disclosure.

All directors, officers, employees and consultants must maintain the confidentiality of Company information for competitive, security and other business reasons, as well as to comply with securities laws. All information you learn about the Company or its business plans is potentially non-public information until we publicly disclose it. You should treat this information as confidential and proprietary to the Company. You may not disclose it (whether through traditional means, social media or otherwise) to others, such as family members, other relatives, or business or social acquaintances.

In addition, legal rules govern the timing and nature of our disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability for you, the Company and its management. For this reason, we permit only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts and investors and only in accordance with the Company’s Disclosure Policy. If you receive inquiries of this nature, please refer them to the Chief Financial Officer, at +1 403-265-3221 (extension 2223), or the Company’s Compliance Officer by email at: complianceofficer@grantierra.com or by telephone at +1 403-265-3221 (extension 2010).

D. Non-Compliance.

Each director, employee or consultant who fails to comply with this Policy will be subject to disciplinary action, which could include termination of employment. In addition, violation of the insider trading laws is subject to both civil liability and criminal penalties, which could include a jail sentence of up to 20 years. If you have any questions about these matters you should speak with your own attorney or to the Chief Financial Officer, at 403-265-3221 (extension 2223).

E. Post-Termination Transactions.

This Policy continues to apply to your transactions in the Company’s securities even after your employment, directorship or consultancy with the Company ends. If you are in possession of inside information when your employment, directorship or consultancy terminates, you may not trade in the securities of the Company or other publicly-traded companies with which the Company has business, and you have inside information with respect to such companies, until the information has become public or is no longer material.